FOR IMMEDIATE RELEASE

Contact:

Stacey Jurchison

PharmAthene, Inc.

Phone: (410) 269-2610

Stacey.Jurchison@PharmAthene.com

PHARMATHENE REPORTS FIRST QUARTER 2014

FINANCIAL AND OPERATIONAL RESULTS

ANNAPOLIS, MD – May 8, 2014 – PharmAthene, Inc. (NYSE MKT: PIP), a biodefense company developing medical countermeasures against biological and chemical threats, today reported its financial and operational results for the first quarter of 2014.

For the three months ended March 31, 2014, PharmAthene recognized revenue of approximately $3.7 million, compared to approximately $6.5 million for the corresponding period in 2013. Revenue was derived primarily from contracts with the U.S. government for the development of the Company’s biodefense product candidates. The decrease in revenue in the first quarter of 2014 reflects a reduction in development activity in the Company’s SparVax® anthrax vaccine program as a result of the clinical hold imposed by the U.S. Food and Drug Administration (FDA) in December 2013, as well as a shift in focus in the Company’s bioscavenger program from manufacturing to nonclinical activities.

Research and development expenses in the first quarter of 2014 were approximately $3.4 million, compared to approximately $5.2 million for the corresponding period in 2013. Research and development expenses decreased in the first quarter of 2014 primarily as a result of reduced activity under the Company’s biodefense contracts.

Expenses associated with general and administrative functions were approximately $2.7 million in the first quarter of 2014, compared to approximately $2.3 million in the first quarter of 2013.

For the first quarter of 2014, PharmAthene recorded other income of $0.2 million compared to other expense of $1.0 million for the first quarter of 2013. The change in other income (expense) between the periods was largely the result of a change in the fair value of the Company’s derivative financial instruments.

For the first quarter of 2014, PharmAthene's net loss was $2.3 million, or $0.04 per share, compared to a net loss of $2.1 million, or $0.04 per share, for the corresponding period in 2013.

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At March 31, 2014, PharmAthene had cash and cash equivalents totaling approximately $9.5 million, compared to approximately $10.5 million at December 31, 2013. U.S. government billed and unbilled accounts receivable totaled approximately $1.6 million at March 31, 2014, compared to approximately $3.6 million at March 31, 2013. The decrease in receivables in the first quarter of 2014 is a result of reduced development activity in the Company’s biodefense programs, as discussed above. The sum total of cash and cash equivalents and U.S. government accounts receivable at March 31, 2014 was approximately $11.2 million, compared to approximately $14.1 million at December 31, 2013.

“Regarding our SparVax® anthrax vaccine program, we have received guidance from the Department of Health and Human Services (HHS), Biomedical Advanced Research and Development Authority (BARDA) on the de-scoping and partial termination for convenience of our current SparVax® contract. BARDA has authorized us to complete select activities, which we currently anticipate will be completed by the end of the fourth quarter of 2014,” remarked Eric I. Richman, President and Chief Executive Officer. “Separately, we recently obtained new data from a non-clinical anthrax aerosol challenge study demonstrating 100% survival and non-inferiority of SparVax® compared to the currently licensed anthrax vaccine, BioThrax®. Preliminary data show that the antibody titers for SparVax® in this study were up to 2-fold higher than BioThrax®.  We believe that these data, in combination with our other achievements will enable us to pursue other funding opportunities for SparVax®. In the meantime, we continue to await a decision from the Delaware Court of Chancery regarding a proposed remedy in relation to the ongoing litigation with SIGA Technologies, Inc. We look forward to a decision from the Court imminently.”

Linda L. Chang, Senior Vice President, Chief Financial Officer and Corporate Secretary, commented, “We are continuing to carefully manage our cash resources while we evaluate other funding opportunities for SparVax® and await the outcome of the SIGA litigation.”

About PharmAthene

PharmAthene is a leading biodefense company engaged in the development and commercialization of next generation medical countermeasures against biological and chemical threats. PharmAthene's current biodefense portfolio includes the following product candidates:

  SparVax® - a next generation recombinant protective antigen (rPA) anthrax vaccine
  rBChE bioscavenger - a medical countermeasure for nerve agent poisoning by organophosphorous compounds, including nerve gases and pesticides
  Valortim® - a fully human monoclonal antibody for the prevention and treatment of anthrax infection

In addition, in May 2013, the Delaware Supreme Court issued its ruling on the appeal in our litigation with SIGA Technologies, affirming the Court of Chancery’s finding that SIGA was liable for breach of contract, reversing its finding of promissory estoppel, and remanding the case back to the Court of Chancery to reconsider the appropriate remedy and award of attorney's fees and expert witness costs in light of the Supreme Court’s opinion. For more information about PharmAthene, please visit www.PharmAthene.com.

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Forward-Looking Statement Disclaimer

Except for the historical information presented herein, matters discussed may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including statements preceded by, followed by, or that include the words “will”; "potential"; "believe"; "anticipate"; “look forward”; "intend"; "plan"; "expect"; "estimate"; "could"; "may"; "should"; or similar statements are forward-looking statements. Such statements include, but are not limited to those referring to potential future government contracts or grant awards; potential payments under government contracts or grants; specifically those referring to the de-scoping and partial termination of the current SparVax® anthrax vaccine contract; the outcome of the SIGA litigation; and our ability to deploy our resources. PharmAthene disclaims any intent or obligation to update these forward-looking statements. Risks and uncertainties include, among others, risks associated with the reliability of the results of the studies relating to human safety and possible adverse effects resulting from the company's product candidates; unexpected funding delays and/or reductions or elimination of U.S. government funding for one or more of the company's development programs; awards of government contracts to our competitors; unforeseen safety issues; unexpected determinations that these product candidates prove not to be effective and/or capable of being marketed as products; as well as risks detailed from time to time in PharmAthene's Annual Reports on Form 10-K and quarterly reports on Form 10-Q under the caption "Risk Factors" and in its other reports filed with the U.S. Securities and Exchange Commission. In particular, there is significant uncertainty regarding the level and timing of sales of Arestvyr™ and whether and when it will be approved by the U.S. FDA and corresponding health agencies around the world. PharmAthene cannot predict with certainty if or when SIGA will begin recognizing profit on the sale thereof and there can be no assurance that any profits received by SIGA will be significant. In its May 2013 decision, the Delaware Supreme Court reversed the remedy ordered by the Delaware Court of Chancery and remanded the issue of a remedy back to the trial court for reconsideration in light of the Delaware Supreme Court’s opinion. As a result, there can be no assurance that the Delaware Court of Chancery will issue a remedy that provides PharmAthene with a financial interest in Arestvyr™ and related products or any remedy. In addition, significant additional research work, non-clinical animal studies, clinical trial, and manufacturing development work remains to be done with respect to PharmAthene’s product candidates. At this point, there can be no assurance that any of these product candidates will be shown to be safe and effective and approved by regulatory authorities for use in humans. Copies of PharmAthene's public disclosure filings are available from its investor relations department and its website under the investor relations tab at www.pharmathene.com.

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PHARMATHENE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2014 (Unaudited)	December 31, 2013

ASSETS
Current assets:
Cash and cash equivalents	$9,534,720	$10,480,979
Accounts receivable (billed)	-	1,427,113
Unbilled accounts receivable	1,649,896	2,199,525
Prepaid expenses and other current assets	401,448	231,491
Total current assets	11,586,064	14,339,108

Property and equipment, net	380,572	386,068
Other long-term assets and deferred costs	59,132	65,660
Goodwill	2,348,453	2,348,453
Total assets	$14,374,221	$17,139,289

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$471,803	$1,128,172
Accrued expenses and other liabilities	1,929,379	3,182,687
Deferred revenue	62,261	341,723
Short-term debt	-	1,091,740
Current portion of long-term debt	999,996	999,996
Current portion of derivative instruments	2,018	51,663
Total current liabilities	3,465,457	6,795,981

Other long-term liabilities	602,398	588,745
Long-term debt, less current portion	485,388	730,279
Derivative instruments, less current portion	1,495,576	1,688,572
Total liabilities	6,048,819	9,803,577

Stockholders' equity:
Common stock, $0.0001 par value; 100,000,000 shares authorized; 53,773,705 and 52,304,426 shares issued and outstanding at March 31, 2014 and December 31, 2013, respectively	5,377	5,230
Additional paid-in-capital	221,125,757	217,877,117
Accumulated other comprehensive loss	(219,367)	(218,710)
Accumulated deficit	(212,586,365)	(210,327,925)
Total stockholders' equity	8,325,402	7,335,712
Total liabilities and stockholders' equity	$14,374,221	$17,139,289

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PHARMATHENE, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2014	2013

Contract Revenue	$3,742,525	$6,475,138

Operating expenses:
Research and development	3,427,000	5,233,475
General and administrative	2,677,452	2,279,795
Depreciation	39,939	52,602
Total operating expenses	6,144,391	7,565,872

Loss from operations	$(2,401,866)	$(1,090,734)
Other income (expense):
Interest income and expense, net	(69,872)	(99,008)
Change in fair value of derivative instruments	242,641	(905,777)
Other income (expense)	362	(6,123)
Total other income (expense)	173,131	(1,010,908)

Net loss before provision for income taxes	(2,228,735)	(2,101,642)
Provision for income taxes	(29,705)	(9,743)
Net loss	$(2,258,440)	$(2,111,385)

Basic and diluted net loss per share	$(0.04)	$(0.04)
Weighted average shares used in calculation of basic and diluted net loss per share	53,044,119	48,359,181

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